EXHIBIT 10.25

February 12, 2004

Mr. Marvin Tancer

2424 Keller Farm Drive

Boulder, CO 80304

Re: Addendum to the Employment Letter dated February 11, 2003

Dear Marvin:

This letter shall serve as an addendum to the terms of employment letter with Sirna Therapeutics, Inc. (the “Company”) dated February 11, 2003 (the “Employment Agreement”). You hereby acknowledge your acceptance of this addendum (the Addendum”) on such terms as detailed below.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

1. Separation from Employment. You shall hereby be deemed to have separated from your position of employment with the Company with a severance date of December 31, 2003 (“Severance Date”).

2. Bonus. For the purposes of bonus payment set forth under Section 2(b) of the Employment Agreement, Company will pay on February 27, 2004 a 2003 bonus in an amount equal to $25,270 (20% of 2003 salary of $266,000 x 95% x 50% = $25,270).

3. Stock Option Vesting. For the purposes of Section 4(d) (iii) of the Employment Agreement, your unvested Company stock options will continue to vest, on a monthly basis, from and after the Severance Date until the end of the Severance Period (as defined below), and thereafter you will have ninety (90) days from the end of the Severance Period to exercise all the stock options vested in accordance with the Company’s stock option plan. The stock options that have not been exercised three months following the Severance Date shall be treated as non-qualified stock options.

4. Severance Payment. For the purposes of severance payment set forth under Section 4(d) (v) of the Employment Agreement, Company will pay you in semi-monthly installments, the 2003 Base Salary and annual target bonus equal to twenty percent (20%) of your 2003 Base Salary, for a period of the severance, which shall be the earlier of the date you obtain new employment and September 30, 2004 (the “Severance Period”).

5. Health Care Coverage. For the purposes of Health Care Coverage provided under Section 4(d) (vi) of the Employment Agreement, Company agrees to pay premium costs relating to maintaining Health Care Coverage under COBRA for Brett Tancer for the duration of the Severance Period, after which such payments will be your responsibility for the remainder of the COBRA period. For the avoidance of doubt, you will be responsible at all times for all deductibles, co-payments, “buy-up” options and uncovered or unreimbursed medical expenses under such Health Care Coverage for you, your dependents and Brett Tancer.

6. Outplacement Assistance. Company agrees to provide you outplacement assistance through Lee, Hecht, Harrison at a cost not to exceed $6,000 for a six (6) month program. Any additional costs shall be your sole responsibility.

7. Waiver and Release of Claims.

(a) In exchange for the consideration provided under this Addendum, you freely and voluntarily agree to the Waiver and Release set forth below.

(b) You warrant and represent that you have not previously assigned or transferred any claim released in this Addendum, and that you shall defend, indemnify and hold harmless Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any such assignment or transfer made, purported or claimed

(c) Except for the obligations created under this Addendum (which includes obligations which arise from your Employment Agreement and are specifically referenced and modified herein), and your rights with respect to Company’s stock options granted prior to the date hereof (to the extent such rights survive the termination of his employment), you, on your behalf, your heirs, personal representatives, successors and assigns (collectively the “Tancer Releasers”), hereby jointly and severally fully and forever release, acquit and discharge Company and its successors, partners, officers, directors, employees, agents, and any related party which includes all subsidiaries, affiliates, and parent corporations or entities, their respective heirs, personal representatives, successors and assigns (each an “Tancer Releasee” and collectively the “Tancer Releasees”), of and from any and all claims, counterclaims and causes of action whatsoever which the Tancer Releasers, jointly and severally, ever had, now have, or hereafter can, shall or may have against the Tancer Releasees, jointly and severally, arising out of or in connection with the your employment with the Company, including the termination of said employment.

This release includes, but is not limited to: all claims based on your employment by and termination from Company including all claims arising under or in connection with any U.S. federal, state and municipal law, including without limitation, the Colorado Anti-Discrimination Act of 1957, as amended; the Age Discrimination Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Acts of 1866 and 1871, as amended; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act, the Older Workers Benefit Protection Act of 1990;

the Rehabilitation Act of 1973, Executive Order 11246; the Colorado Civil Rights Act; the Colorado Labor Peace Act; the Employee Retirement Income Security Act of 1974, as amended; and the common law of the State of Colorado, for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, and defamation or injuries incurred on the job or incurred as a result of loss of employment. Except for the claims referenced in the first sentence of this paragraph, you understand and agree that you are waiving and releasing any and all claims that you now have against the Company, regardless of their nature or origin, and the fact that such claim is not listed in the paragraphs above, does not mean that such claim is not included in this Addendum. Except for the claims referenced in the first sentence of this section 7(c), you expressly covenant not to sue Company for any claims, whether known or unknown, suspected or unsuspected, arising from your employment relationship with Company or any claims existing as of this date. You acknowledge and represent that except as arising out of this Addendum, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other compensation and benefits due to you (including any compensation and benefits due under your Employment Agreement which are not specifically referred to in this Addendum).

(d) Age Discrimination In Employment Act Waiver. You expressly acknowledge and agree that, by entering into this Addendum and receiving consideration in exchange for it, you are waiving any and all rights or claims that you may have arising under the ADEA which have arisen on or before the date of execution of this Addendum. You further expressly acknowledge and agree that:

i. In return for this Addendum, you will receive compensation and/or consideration beyond that which you were already entitled to receive before entering into this Addendum;

ii. You have been advised by Company and is hereby advised in writing by this Addendum to consult with an attorney before signing this Addendum;

iii. You were given a copy of this Addendum, and informed that you have 21 days within which to consider the Addendum; and

iv. You are informed that you have seven days following the date of execution of the Addendum in which to revoke the Addendum.

In order to revoke this agreement, you must provide such revocation in writing and deliver it within seven days following the date of execution of the Addendum to the Company at the following address:

Sirna Therapeutics, Inc.

2950 Wilderness Place

Boulder, CO 80301

Attention: Director Human Resources

8. Continuing Obligation to Preserve Company’s Confidential Information and to Abide by Assignment of Inventions. You acknowledge that by reason of your position with the Company you have been given access to confidential information with respect to the scientific and business affairs of Company. You must continue to maintain and abide by the terms of the Non-Disclosure Agreement that was signed upon commencement of employment. You represent that you have held all covered information acquired during employment confidential and will continue to do so and in connection with such undertaking, will not willfully engage in any conduct or activity reasonably related to his employment with the Company which is likely to have an adverse effect on the operations of the Company. You further agree that you will not disclose, or cause to be disclosed in any way, any confidential information or documents obtained as a result of or in connection with your employment with Company to any third person, without the express, written consent of the Company, except and only to the extent reasonably required for the purpose of enforcing this Addendum, should that ever be necessary. Furthermore, you agree to abide by obligations of assignment in accordance with the Assignment of Inventions Agreement signed upon commencement of employment.

9. Modification of Entire Agreement. This Addendum may be modified by a writing duly signed by you and Company. It is further understood and agreed that this Addendum together with the Employment Agreement (to the extent modified herein) is the entire agreement between the parties, and that no promises, representations, understandings, or warranties have been made by any party respecting the subject of this Addendum, and that all such agreements are contained herein.

10. Confidentiality. You agree from the date of the execution of this Addendum, that you shall maintain the confidentiality of the existence and terms of this Addendum, and will not disclose same except as required by law or for internal business reasons of Company, and except to the extent you are required to disclose same to your immediate family, or to those persons necessary for the preparation and filing of your tax returns, or for the seeking of legal counsel. You will advise such persons that the terms of this Addendum are confidential and must be treated as such by these persons.

11. Non-disparagement Clause. You agree that, you will not make any disparaging remarks of any kind and nature whatsoever against the Company. This provision includes refraining from any disparaging remarks, made publicly or privately, about or concerning the Company’s officers, directors, stockholders, employees or agents, or any of the Company’s services, plans or products.

12. Enforcement. In the event that there has been a breach of any provisions of this Addendum by you, the Company will be entitled to recover reasonable costs and attorney’s fees in any legal proceeding to enforce this Addendum.

13. Return of Company Property. You will return all proprietary information of the Company including business records, client files, documents, reports, communications, working papers, phones, wireless equipment, blackberry, computer (including the docking stations) and software currently in your possession before any payment is made hereunder. Notwithstanding the foregoing, you are hereby authorized by Company to retain one laptop computer, a docking station for the laptop computer, one cellular phone and one Blackberry (unit only, not including wireless service for which you will be responsible) provided to you during your employment with Company. The computer, docking station, cellular phone and Blackberry are provided to you “AS IS” and without representation or warranty of fitness for a particular purpose or any other representation or warranty, express or implied.

14. No Admission. The parties agree that the facts recited in this Addendum are recited only for purposes of this document, and are not intended by the parties for use, nor shall they be used as admissions or stipulations admissible in any other litigation, and that by entering into this Addendum, the Company does not establish any policy or practice thereby.

15. Termination. Company shall have the right to terminate this Addendum following any material breach or default in performance by you under this Addendum, the Non-Disclosure Agreement or Assignment of Inventions Agreement, or any stock option agreement or similar equity incentive agreement to which you are a party. Termination of this Addendum shall become effective upon your receipt of such notice. In the event Company in accordance with this section 15 terminates this Addendum, Company’s obligations hereunder shall cease immediately. Notwithstanding the foregoing, sections 7, 8, 9, 10, 11, 12, 13, 15, and 16 shall survive the termination and expiration of this Addendum.

16. Arbitration. Any dispute or controversy between you and Company (or any other Tancer Releasee who agrees to arbitrate) in any way arising out of, related to, or connected with this Addendum (including any proceedings to rescind this Addendum) or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with your employment with Company, shall be resolved through final and binding arbitration in Boulder, Colorado, pursuant to applicable federal or state law. By agreeing to arbitrate such claims, the parties recognize that they are waiving their right to have such claims heard by a jury. In the event of such arbitration, the prevailing party shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

Please sign this Addendum and return one signed original copy to me, acknowledging your agreement with and acceptance of these terms.

Sincerely,

SIRNA THERAPEUTICS, INC.

By:	/s/ Howard W. Robin
Name:	Howard W. Robin
Title:	President & CEO

Approved:

COMPENSATION COMMITTEE OF SIRNA THERAPEUTICS, INC.

By:	/s/ Bryan Roberts
Name:	Bryan Roberts
Title:	Chairman of the Compensation Committee

Agreed and accepted:

/s/ Marvin Tancer
Marvin Tancer

Dated: February 12, 2004